EXHIBIT 10.1

HOOKER FURNITURE CORPORATION

RSU Award – Time-Based Vesting

Name of Grantee: [_____________]
Date of Grant: [_____________]

1.
Grant of RSUs.  Hooker Furniture Corporation (the “Company”) hereby grants to you [_________] Restricted Stock Units (“RSUs”).  Each RSU entitles you to receive the Fair Market Value of one share of Company Stock upon the terms and conditions set forth herein, including the terms set forth in the 2010 Amendment and Restatement of the Hooker Furniture Corporation Stock Incentive Plan (the “Plan”).  By signing below, you acknowledge that you agree to be bound by all the terms and conditions hereof and of the Plan with respect to this grant.  In the event of any conflict between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan shall control.  Capitalized terms not defined in this Grant Agreement shall have the meanings set forth in the Plan.

2.	Vesting.

(a)	The RSUs granted hereunder shall vest in accordance with the following schedule:

Vesting Date	Percentage Vested
At Date of Grant	0%
Third Anniversary of Date of Grant	100%

(b)
Except as provided in Section 2(c), you must remain in continuous employment with the Company or a Related Company from the Date of Grant through the Vesting Date in order to vest in the RSUs.  If your employment with Company and its Related Companies terminates for any reason prior to the Vesting Date, except as provided in Section 2(c), any unvested RSUs granted hereunder will be forfeited at such time.

(c)
Notwithstanding Section 2(b) above to the contrary, any unvested RSUs shall become 100% vested upon the occurrence prior to the Vesting Date of a Change of Control, provided you have been continuously employed with the Company or a Related Company from the Date of Grant through the date of the Change of Control.  In addition, if your employment with the Company and its Related Companies terminates on account of your death, Disability or Retirement before the Vesting Date, you will become vested on the date of your death, Disability or your Retirement (as applicable) in a number of RSUs equal to (i) the total RSUs that would have become vested if you continued in employment to the Vesting Date, multiplied by (ii) a fraction, the numerator of which is the number of completed months from the Date of Grant to the date of your death, Disability or Retirement (as applicable), and the denominator of which is 36.  Any fractional RSUs that become vested pursuant to this Section 2(c) shall be rounded to the nearest whole RSU.

3.	Payment.

(a)
RSUs that vest pursuant to Section 2 shall be paid to you (or, in the case of your death, your beneficiary) in a lump sum on or as soon as administratively practicable, but in any event within sixty (60) days, after the applicable date on which such RSUs become vested, as determined in accordance with Section 2; provided that any RSUs that become vested on account of a Change of Control shall be paid in a lump sum simultaneous with the occurrence of the Change of Control.

(b)
The payment described in subsection (a) shall be made in the form of Company Stock, in which case one share of Company Stock shall be delivered for each vested RSU.  The Committee may place any restrictions on the Company Stock issuable to you (or your beneficiary) as the Committee deems necessary or appropriate to comply with applicable securities laws.

(c)
Notwithstanding subsection (b) to the contrary, the Committee may, in its discretion, provide for payment in cash, in an amount equal to the total number of RSUs that have become vested multiplied by the Fair Market Value of one share of Company Stock as of the date on which payment is made, or the Committee may provide in its discretion for payment in any combination of cash and Company Stock.

4.
No Rights as a Shareholder.  The RSUs granted to you hereunder shall not convey to you or any other person any rights as an owner of Company Stock, including (without limitation) any voting rights, dividend rights or any rights to receive any year-end or other reports from the Company.

5.
Change in Capital Structure.  The number of RSUs granted hereunder shall be proportionately adjusted to reflect any stock dividend, stock split, reverse stock split, combination or exchange, merger, consolidation, or other change in capitalization with a similar substantive effect upon Company Stock without the receipt of consideration by the Company.  The Committee shall have the power and sole discretion to determine the nature and amount of the adjustment to be made in each case.  If the adjustment would produce a fractional RSU, the number of RSUs shall be rounded down to the nearest whole number.

6.
Nontransferability.  All rights associated with RSUs under this Grant Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, and shall not be subject to execution, attachment, or similar process.  Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Grant Agreement, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.
Withholding of Taxes.  To the extent that the receipt, vesting, payment or any other event with respect to an RSU results in the receipt of compensation by you with respect to which the Company has a tax withholding obligation pursuant to applicable law, the Company will withhold from any payment to you (in cash or Company Stock) an amount equal to the Applicable Withholding Taxes, unless you make arrangements satisfactory to the Company regarding the payment by you to the Company of the Applicable Withholding Taxes.  No payment with respect to RSUs granted hereunder shall be made pursuant to this Grant Agreement until the Applicable Withholding Taxes have been satisfied in full.

8.
Beneficiary.  By written instrument signed and delivered to the Company, you may designate a beneficiary to receive any payments that are to be paid under this Grant Agreement after your death.  If you make no valid designation or if the designated beneficiary or beneficiaries fail to survive you or otherwise fail to receive the payments, your beneficiary will be the personal representative of your estate.

9.	Binding Effect. This Grant Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

10.
Entire Agreement.  This Grant Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby.

11.
Modifications.  Except as otherwise provided in the Plan, any modification of this Grant Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

12.
No Right to Continued Service.  This Grant Agreement does not confer upon you any right with respect to continuance of service with the Company or any Related Company, nor shall it interfere in any way with the right of the Company or a Related Company to end your service at any time and for any reason.

13.	Section 409A.

(a)
It is intended that this Grant Agreement either be exempt from or comply with the requirements of Sections 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, “Section 409A”), and this Grant Agreement shall be interpreted for all purposes in accordance with that intent.

(b)
Notwithstanding any term or provision of this Grant Agreement (including any term or provision of the Plan incorporated herein by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent from you, amend this Grant Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in your gross income pursuant to Section 409A of any compensation payable under this Grant Agreement. The Company shall notify you as soon as reasonably practicable of any such amendment affecting you.

(c)
In the event that the amounts payable under this Grant Agreement are subject to any taxes, penalties or interest under Section 409A, you shall be solely liable for the payment of any such taxes, penalties or interest.

(d)
If you are deemed on the date of a “separation from service” to be a “specified employee” (within the meaning of those terms under Section 409A and determined using any identification methodology and procedure selected by the Company from time to time), then with regard to any payment under this Grant Agreement that is “nonqualified deferred compensation” within the meaning of Section 409A and which is paid as a result of your separation from service, such payment shall not be made or provided prior to the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such separation from service, and (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum, and any remaining payments due under this Grant Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

14.
Miscellaneous.  This grant of RSUs is subject to the provisions of the Plan, and any applicable law or Company policy (whether in effect on the Date of Grant or adopted or modified after the Date of Grant) requiring reimbursement to the Company of incentive-based compensation following an accounting restatement due to material non-compliance by the Company with any financial reporting requirement or due to other events or conditions.

15.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles thereof.

HOOKER FURNITURE CORPORATION

By:
Name: [                                                     ]
Title:   [                                                     ]

GRANTEE

Name: [                                                     ]